Exhibit 99.1
Press Release
DENVER, CO – July 30, 2025	Contact: Trent Trujillo
Email: ttrujillo@udr.com

UDR ANNOUNCES SECOND QUARTER 2025 RESULTS

AND UPDATES FULL-YEAR 2025 GUIDANCE RANGES

UDR, Inc. (the “Company”) (NYSE: UDR), announced today its second quarter 2025 results. Net Income, Funds from Operations (“FFO”), and FFO as Adjusted (“FFOA”) per diluted share for the quarter ended June 30, 2025, are detailed below.

	Quarter Ended June 30
Metric	2Q 2025 Actual	2Q 2025 Guidance	2Q 2024 Actual	$ Change vs. Prior Year Period	% Change vs. Prior Year Period
Net Income per diluted share	$0.11	$0.11 to $0.13	$0.08	$0.03	38%
FFO per diluted share	$0.61	$0.61 to $0.63	$0.60	$0.01	2%
FFOA per diluted share	$0.64	$0.61 to $0.63	$0.62	$0.02	3%

Same-Store (“SS”) results for the second quarter 2025 versus the second quarter 2024 and the first quarter 2025 as well as year-to-date 2025 versus year-to-date 2024 are summarized below.

SS Growth / (Decline)	Year-Over-Year (“YOY”): 2Q 2025 vs. 2Q 2024	Sequential: 2Q 2025 vs. 1Q 2025	Year-to-Date (YTD) YOY: YTD 2025 vs. YTD 2024
Revenue	2.5%	0.5%	2.5%
Expense	1.7%	(2.1)%	2.4%
Net Operating Income (“NOI”)	2.9%	1.7%	2.6%

During the second quarter, the Company,

●	Appointed Dave Bragg as its Chief Financial Officer (“CFO”). Upon commencement of Mr. Bragg’s employment, Joe Fisher relinquished his responsibilities as CFO while retaining the roles of President and Chief Investment Officer.
●	Fully funded a $13.0 million preferred equity investment at a contractual return rate of 12.0 percent in a stabilized 256-apartment home community located in the San Francisco, CA MSA as part of a recapitalization, as previously announced.
●	Received $54.8 million in proceeds from the full redemption of a preferred equity investment in a stabilized apartment community located in the New York, NY MSA.
●	Acquired the developer’s equity interest and consolidated Broadridge, previously known as 1300 Fairmount, a 478-home apartment community in Philadelphia, PA. The Company’s investment in this apartment community was previously reflected as a loan investment in its Debt and Preferred Equity portfolio.

Subsequent to quarter-end, the Company,

●	Earned the distinction of being named a National Top Workplaces winner in the Real Estate Industry for the second consecutive year.
●	Fully funded a $23.8 million preferred equity investment at a contractual return rate of 11.25 percent in a stabilized 350-apartment home community located in the Orlando, FL MSA as part of a recapitalization.

“A resilient employment market, continued personal income growth, favorable relative affordability for apartments, and our operating competitive advantages led to strong results for the first half of 2025 that exceeded expectations,” said Tom Toomey, UDR’s Chairman and CEO. “While macroeconomic and political uncertainties remain, the fundamental backdrop for apartment demand remains healthy and we are raising full-year 2025 FFOA per diluted share and Same-Store growth guidance expectations.”

Outlook(1)

As shown in the table below, the Company has established the following guidance ranges for the third quarter of 2025, updated its previously provided full-year 2025 guidance ranges for Net Income and FFO per diluted share, and raised its previously provided full-year 2025 guidance ranges for FFOA per diluted share and Same-Store growth.

	2Q 2025 Actual	3Q 2025 Outlook	Prior Full-Year 2025 Outlook	Updated Full-Year 2025 Outlook	Full-Year 2025 Midpoint (Change)
Net Income per diluted share	$0.11	$0.11 to $0.13	$0.56 to $0.66	$0.53 to $0.59	$0.56 (-$0.05)
FFO per diluted share	$0.61	$0.61 to $0.63	$2.45 to $2.55	$2.42 to $2.48	$2.45 (-$0.05)
FFOA per diluted share	$0.64	$0.62 to $0.64	$2.45 to $2.55	$2.49 to $2.55	$2.52 (+$0.02)
YOY Growth:
SS Revenue	2.5%	N/A	1.25% to 3.25%	1.75% to 3.25%	2.50% (+0.25%)
SS Expense	1.7%	N/A	2.75% to 4.25%	2.50% to 3.50%	3.00% (-0.50%)
SS NOI	2.9%	N/A	0.50% to 3.00%	1.50% to 3.00%	2.25% (+0.50%)
(1)

Additional assumptions for the Company’s third quarter and full-year 2025 outlook can be found on Attachment 13 of the Company’s related quarterly Supplemental Financial Information (“Supplement”). A reconciliation of GAAP Net Income per diluted share to FFO per diluted share and FFOA per diluted share can be found on Attachment 14(D) of the Company’s related quarterly Supplement. Non-GAAP financial measures and other terms, as used in this earnings release, are defined and further explained on Attachments 14(A) through 14(D), “Definitions and Reconciliations,” of the Company’s related quarterly Supplement.

Operating Results

In the second quarter, total revenue increased by $10.1 million YOY, or 2.4 percent, to $425.4 million. This increase was primarily attributable to growth in revenue from Same-Store communities and completed developments, partially offset by declines in revenue from property dispositions.

“Same-Store revenue, expense, and NOI growth in the second quarter was stronger than expected,” said Mike Lacy, UDR’s Chief Operating Officer. “Blended lease rate growth, occupancy, income from rentable items, bad debt, and expenses all outperformed our initial outlook for the first half of the year, which supports our improved growth guidance for 2025. We continue to drive tangible benefits from our Customer Experience strategy, which has resulted in year-to-date annualized resident turnover being 350 basis points better than a year ago. With Same-Store occupancy remaining near 97 percent, we continue to operate from a position of strength to maximize revenue and NOI.”

In the tables below, the Company has presented year-over-year, sequential, and year-to-date Same-Store results by region.

Summary of Same-Store Results in the Second Quarter 2025 versus the Second Quarter 2024

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	YOY Change in Occupancy
West	3.1%	0.2%	4.2%	31.4%	96.9%	0.4%
Mid-Atlantic	4.6%	2.6%	5.5%	21.0%	97.0%	(0.1)%
Northeast	3.6%	5.5%	2.6%	19.1%	97.2%	0.2%
Southeast	(0.3)%	0.8%	(0.8)%	13.2%	96.4%	(0.2)%
Southwest	(0.8)%	(2.1)%	0.0%	10.6%	97.0%	0.3%
Other Markets	1.3%	1.6%	1.2%	4.7%	96.4%	(0.3)%
Total	2.5%	1.7%	2.9%	100.0%	96.9%	0.1%
(1)	Based on 2Q 2025 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplement.
(2)	Weighted average Same-Store physical occupancy for the quarter.

Summary of Same-Store Results in the Second Quarter 2025 versus the First Quarter 2025

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	Sequential Change in Occupancy
West	0.7%	(4.3)%	2.5%	31.4%	96.9%	(0.3)%
Mid-Atlantic	0.3%	(1.1)%	0.9%	21.0%	97.0%	(0.5)%
Northeast	0.9%	(2.5)%	2.8%	19.1%	97.2%	(0.1)%
Southeast	(0.1)%	0.2%	(0.2)%	13.2%	96.4%	(0.6)%
Southwest	0.1%	(2.3)%	1.6%	10.6%	97.0%	(0.3)%
Other Markets	1.1%	0.3%	1.5%	4.7%	96.4%	0.3%
Total	0.5%	(2.1)%	1.7%	100.0%	96.9%	(0.3)%
(1)	Based on 2Q 2025 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplement.
(2)	Weighted average Same-Store physical occupancy for the quarter.

Summary of Same-Store Results for YTD 2025 versus YTD 2024

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Same-Store Portfolio(1)	Physical Occupancy(2)	YTD YOY Change in Occupancy
West	3.0%	3.7%	2.8%	31.2%	97.0%	0.2%
Mid-Atlantic	4.6%	3.6%	5.1%	20.8%	97.3%	0.1%
Northeast	3.6%	4.2%	3.2%	19.1%	97.3%	0.1%
Southeast	0.1%	0.4%	0.0%	13.5%	96.7%	0.0%
Southwest	(0.5)%	(1.6)%	0.2%	10.7%	97.2%	0.6%
Other Markets	1.2%	0.2%	1.6%	4.7%	96.3%	(0.7)%
Total	2.5%	2.4%	2.6%	100.0%	97.1%	0.2%
(1)	Based on YTD 2025 Same-Store NOI. For definitions of terms, please refer to the “Definitions and Reconciliations” section of the Company’s related quarterly Supplement.
(2)	Weighted average Same-Store physical occupancy for YTD 2025.

Transactional Activity

During the quarter, the Company acquired the developer’s equity interest and consolidated Broadridge, previously known as 1300 Fairmount, a 478-home apartment community in Philadelphia, PA. The Company’s investment in this apartment community was previously reflected as a loan investment in its Debt and Preferred Equity portfolio. The loan investment was on non-accrual status for the fourth quarter of 2024 and the first quarter of 2025. However, upon acquisition, the developer paid UDR $6.7 million, which consisted primarily of unpaid interest on its loan investment and reimbursement for certain costs previously advanced by the Company. As a result of the transaction, during the second quarter of 2025 the Company recorded $3.9 million in previously unaccrued interest, a $0.3 million gain on consolidation, and began recognizing NOI from the apartment community.

Debt and Preferred Equity Program Activity

As previously announced, during the quarter the Company fully funded a $13.0 million preferred equity investment at a contractual return rate of 12.0 percent in a stabilized 256-apartment home community located in the San Francisco, CA MSA as part of a recapitalization.

Additionally, during the quarter the Company received $54.8 million in proceeds from the full redemption of a preferred equity investment in a stabilized apartment community located in the New York, NY MSA.

Subsequent to quarter-end, the Company fully funded a $23.8 million preferred equity investment at a contractual return rate of 11.25 percent in a stabilized 350-apartment home community located in the Orlando, FL MSA as part of a recapitalization.

Capital Markets and Balance Sheet Activity

The Company’s total indebtedness as of June 30, 2025, was $5.8 billion with only $531.8 million, or 9.6 percent of total consolidated debt, maturing through 2026, including principal amortization and excluding amounts on the Company’s commercial paper program and working capital credit facility. As of June 30, 2025, the Company had approximately $1.1 billion in liquidity through a combination of cash and undrawn capacity on its credit facilities. Please see Attachment 13 of the Company’s related quarterly Supplement for additional details regarding investment guidance.

In the table below, the Company has presented select balance sheet metrics for the quarter ended June 30, 2025, and the comparable prior year period.

	Quarter Ended June 30
Balance Sheet Metric	2Q 2025	2Q 2024	Change
Weighted Average Interest Rate	3.35%	3.38%	(0.03)%
Weighted Average Years to Maturity(1)	4.7	5.2	(0.5)
Consolidated Fixed Charge Coverage Ratio	5.1x	5.0x	0.1x
Consolidated Debt as a percentage of Total Assets	32.4%	32.7%	(0.3)%
Consolidated Net Debt-to-EBITDAre – adjusted for non-recurring items(2)	5.5x	5.7x	(0.2)x
(1)	If the Company’s commercial paper balance was refinanced using its line of credit, the weighted average years to maturity would have been 4.9 years with extensions and 4.8 years without extensions for 2Q 2025 and 5.3 years with and without extensions for 2Q 2024.
(2)	A reconciliation of GAAP Net Income per share to EBITDAre - adjusted for non-recurring items and GAAP Total Debt to Net Debt can be found on Attachment 4(C) of the Company’s related quarterly Supplement.

Executive Leadership

As previously announced, during the quarter the Company appointed Dave Bragg as its CFO. Upon commencement of Mr. Bragg’s employment, Joe Fisher relinquished his responsibilities as CFO while retaining the roles of President and Chief Investment Officer.

Board of Directors

As previously announced, during the quarter, James “Jim” D. Klingbeil decided not to seek re-election to the Company’s Board of Directors (the “Board”) at the Company’s Annual Shareholder Meeting and relinquished his role as Lead Independent Director. Accordingly, the Board elected Jon A. Grove to serve as its next Lead Independent Director.

Corporate Responsibility

As previously announced, subsequent to quarter-end, the Company was named as a Top Workplaces winner in the Real Estate Industry for the second consecutive year. This distinction reflects the Company’s ongoing commitment to fostering an innovative culture and engaging associate experience.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the second quarter 2025 in the amount of $0.43 per share, representing a 1.2 percent increase over the comparable period in 2024. The dividend will be paid in cash on July 31, 2025, to UDR common shareholders of record as of July 10, 2025. The second quarter 2025 dividend will represent the 211th consecutive quarterly dividend paid by the Company on its common stock.

Supplemental Financial Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company, which is available on the Investor Relations section of the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 12:00 p.m. Eastern Time on July 31, 2025, to discuss second quarter 2025 results as well as high-level views for 2025. The webcast will be available on the Investor Relations section of the Company’s website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the teleconference dial 877-423-9813 for domestic and 201-689-8573 for international. A passcode is not necessary.

Given a high volume of conference calls occurring during this time of year, delays are anticipated when connecting to the live call. As a result, stakeholders and interested parties are encouraged to utilize the Company’s webcast link for its earnings results discussion.

A replay of the conference call will be available through August 14, 2025, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13754841, when prompted for the passcode. A replay of the call will also be available on the Investor Relations section of the Company’s website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

The full text of the earnings report and related quarterly Supplement will be available on the Investor Relations section of the Company’s website at ir.udr.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “outlook,” “guidance,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, general market and economic conditions, unfavorable changes in the apartment market and economic conditions that could adversely affect occupancy levels and rental rates, the impact of inflation/deflation on rental rates and property operating expenses, the availability of capital and the stability of the capital markets, the impact of tariffs, geopolitical tensions, and changes in immigration, elevated interest rates, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule or at expected rent and occupancy levels, changes in job growth, home affordability and demand/supply ratio for multifamily housing, development and construction risks that may impact profitability, risks that joint ventures with third parties and Debt and Preferred Equity Program investments do not perform as expected, the failure of automation or technology to help grow net operating income, and other risk factors discussed in documents filed by the Company with the SEC from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate communities in targeted U.S. markets. As of June 30, 2025, UDR owned or had an ownership position in 60,535 apartment homes, including 300 apartment homes under development. For over 53 years, UDR has delivered long-term value to shareholders, the best standard of service to Residents and the highest quality experience for Associates.